Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.

Plan Administrator and Participants

Genworth Financial, Inc. Retirement and Savings Plan:

We consent to the incorporation by reference in the registration statements (nos. 333-168961 and 333-127474) on Form S-8 of Genworth Financial, Inc. of our report dated June 20, 2011, with respect to the statements of net assets available for plan benefits of the Genworth Financial, Inc. Retirement and Savings Plan as of December 31, 2010 and 2009, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2010, the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2010, and the schedule H, line 4j – schedule of reportable transactions for the year ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Genworth Financial, Inc. Retirement and Savings Plan.

/s/ KPMG LLP

Richmond, Virginia

June 20, 2011